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                                                                  Exhibit 10.24


                                    TRANSITIONAL SERVICES AGREEMENT ("SERVICES
                           AGREEMENT") dated as of November 17, 1999, between PRIMEDIA INC., a Delaware corporation ("PRIMEDIA"), WRC MEDIA INC. (formerly named EAC II INC.), a Delaware corporation ("PURCHASER"), and WEEKLY READER CORPORATION, a Delaware corporation ("WRC").


                 WHEREAS PRIMEDIA and Purchaser have entered into a Redemption, Stock Purchase and Recapitalization Agreement (the "PURCHASE AGREEMENT") dated as of August 13, 1999, relating to the purchase by Purchaser of 2,685,670 shares of Common Stock, par value $.01, of WRC from PRIMEDIA and certain other transactions; and

                 WHEREAS WRC is interested in purchasing certain services from PRIMEDIA during a transition period commencing on the date hereof.


                 NOW, THEREFORE, the parties, intending to become legally bound, hereby agree as follows:


                                    ARTICLE I

                       AGREEMENT TO BUY AND SELL SERVICES

                 SECTION 1.01. DEFINITIONS. Capitalized terms used herein but not defined herein are used as defined in the Purchase Agreement. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                 SECTION 1.02. PROVISION OF SERVICES. (a) PRIMEDIA shall provide to the Companies the Services listed and described on Schedule A (the "SERVICES"). The Companies shall pay to PRIMEDIA the incremental costs reasonably incurred by PRIMEDIA in providing such Services. In every case, all the Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A.

                 (b) The Companies shall provide to PRIMEDIA the Company Services listed and described on Schedule B (the "Company Services"). PRIMEDIA shall pay to the applicable Companies the incremental costs reasonably incurred in providing such Company Services. In every case, all the Company Services shall be provided in accordance with the


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terms, limitations and conditions set forth on Schedule B and herein, PROVIDED that with respect to the Company Services, all provisions of this Services Agreement other than this Section 1.02(b), Section 7.01 and Article IV shall be read and apply as if (i) "PRIMEDIA" is substituted for "WRC" and "the Companies", (ii) "WRC" or "the Companies", as applicable, is substituted for "PRIMEDIA" and (iii) "Company Services" is substituted for "Services".

                 SECTION 1.03. ACCESS. WRC shall, and shall cause the Companies to, make available on a timely basis to PRIMEDIA all information reasonably requested by PRIMEDIA to enable it to provide the Services. WRC shall, and shall cause the Companies to, give PRIMEDIA reasonable access, during regular business hours and at such other times as are reasonably required, to the Companies' premises for the purposes of providing Services.

                 SECTION 1.04. BOOKS AND RECORDS. PRIMEDIA shall keep books and records of the Services provided and reasonable supporting documentation of all charges incurred in connection with providing such Services and shall produce records that verify the Services were performed and when such Services were performed, and shall make such books and records available to Purchaser and the Companies, upon reasonable notice, during regular business hours.


                                   ARTICLE II

                    SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

                 SECTION 2.01. SERVICES TO BE PROVIDED. (a) Unless otherwise agreed by the parties, the Services shall be performed by PRIMEDIA for the Companies in a manner that is substantially the same as the manner in which such Services were generally performed by PRIMEDIA for the Companies prior to the date of this Services Agreement and the Companies shall use such Services for substantially the same purposes and in substantially the same manner as the Companies had used such Services prior to the date hereof. PRIMEDIA shall act under this Services Agreement solely as an independent contractor and not as an agent of the Companies.

                 (b) PRIMEDIA shall not be obligated to pay any amounts to the Companies or any of their employees in respect of payroll, benefits or similar obligations unless PRIMEDIA has received such amounts from the Companies or any third party.


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                 SECTION 2.02. PAYMENT. Statements will be rendered each month by PRIMEDIA to WRC for Services delivered during the preceding month, and each such statement shall set forth in reasonable detail a description of such Services and the amounts charged therefor and shall be payable net thirty (30) days after the date thereof.

                 SECTION 2.03. PRIORITIES. In providing Services, PRIMEDIA shall accord the Companies the same priority it accords it own operations.

                 SECTION 2.04. USE OF SERVICES. PRIMEDIA shall be required to provide Services only to the Companies in connection with the conduct by them of their businesses. The Companies shall not resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of business in the ordinary course by the Companies.

                 SECTION 2.05. OBLIGATION TO REPERFORM. In the event of any breach of this Services Agreement by PRIMEDIA with respect to any error or defect in the provision of any Service, PRIMEDIA shall, at WRC's request, correct such error or defect or reperform such Services at the expense of PRIMEDIA.

                 SECTION 2.06. RELEASE AND INDEMNITY. Except as specifically set forth in this Services Agreement, WRC hereby releases PRIMEDIA, its subsidiaries, affiliates and their employees, agents, officers, directors, stockholders, members and partners ("PRIMEDIA INDEMNITEES") and agrees to indemnify and hold harmless the PRIMEDIA Indemnitees, from any and all claims, demands, complaints, liabilities, losses, damages (other than special, indirect, incidental or consequential damages of the PRIMEDIA Indemnitees) and all incremental costs arising from or relating to the use of any Service provided hereunder by WRC to the extent not arising from the gross negligence or willful misconduct of PRIMEDIA. PRIMEDIA represents and warrants that it has all necessary right and authority to provide the Services to the Companies hereunder.


                                   ARTICLE III

                           TERM OF PARTICULAR SERVICES

                 SECTION 3.01. TERM OF PARTICULAR SERVICES. (a) The provision of Services shall commence on the date hereof and shall terminate at the close of business on March 31, 2000; PROVIDED that WRC may cancel any Service


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upon thirty (30) days' written notice subject to the requirement that WRC pays to PRIMEDIA the out of pocket costs reasonably incurred by PRIMEDIA as a result of such cancellation, which costs shall be set forth in reasonable detail in a written statement provided to WRC.

                 (b) Upon the termination of a Service or Services with respect to which PRIMEDIA holds books, records or files, including current and archived copies of computer files, owned by a Company and used by PRIMEDIA in connection with the provision of a Service to the Companies, PRIMEDIA will return all of such books, records or files as soon as reasonably practicable. At its expense, PRIMEDIA may make a copy of such books, records or files for its legal files.


                                   ARTICLE IV

                            POST CLOSING COOPERATION

                 SECTION 4.01. POST CLOSING COOPERATION. (a) PRIMEDIA and Purchaser shall cooperate with each other, and shall cause their affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of six months after the Closing with a view to minimizing any disruption to the Companies and the other respective businesses of PRIMEDIA and Purchaser that might result from the change of control of the Companies contemplated by the Purchase Agreement.

                 (b) Each of PRIMEDIA and Purchaser shall reimburse the other for incremental costs reasonably incurred in assisting the other pursuant to this Section 4.01. Neither PRIMEDIA nor Purchaser shall be required by this
Section 4.01 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, those of the Companies).

                                    ARTICLE V

                                  FORCE MAJEURE


                 SECTION 5.01. FORCE MAJEURE. PRIMEDIA shall not be liable for any interruption of Service, delay or failure to perform under this Services Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including any strikes, lock-outs or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation


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delays, or inability to obtain necessary labor, materials or utilities. In any such event, PRIMEDIA's obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. PRIMEDIA will promptly notify WRC in writing upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, PRIMEDIA will use reasonable efforts to resume its performance with the least possible delay.


                                   ARTICLE VI

                                   TERMINATION

                 SECTION 6.01. TERMINATION. This Services Agreement shall terminate on the earliest to occur of (a) the date on which the provision of all Services have terminated or been canceled pursuant to Section 3.01 and (b) the date on which this Services Agreement is terminated pursuant to Section 6.02.

                 SECTION 6.02. BREACH OF SERVICES AGREEMENT. If either party shall cause or suffer to exist any material breach of any of its obligations under this Services Agreement, including any failure to make payments when due, and said party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Services Agreement and the provision of Services pursuant hereto immediately by providing written notice of termination.

                 SECTION 6.03. SUMS DUE. In the event of a termination of this Services Agreement, PRIMEDIA shall be entitled to all outstanding amounts due from Purchaser and the Companies up to the date of termination.

                 SECTION 6.04. EFFECT OF TERMINATION. Section 2.05, 2.06, 3.01(b), 4.01, 5.01 and 6.03, Article VII and this Section 6.04 shall survive any termination of this Services Agreement.


                                   ARTICLE VII

                                  MISCELLANEOUS

                 SECTION 7.01. NOTICES. All the notices or other communications made in connection with this Services Agreement shall be in writing. Any notice or other


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communication in connection herewith shall be deemed duly given (a) two business days after it is sent by express, registered or certified mail, return receipt requested, postage prepaid or (b) one business day after it is sent by overnight courier, in every case, addressed as follows:

                  (i)  if to WRC, to it at:

                       Weekly Reader Corporation
                       c/o Ripplewood Holdings L.L.C.
                       One Rockefeller Plaza
                       32nd Floor
                       New York, NY 10020
                       Attention:  Mr. Timothy C. Collins
                                   Mr. Charles L. Laurey
                       Phone: (212) 218-2719
                       Fax: (212) 582-4110

                       with a copy to:

                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, NY 10019
                       Attention:  Peter S. Wilson, Esq.
                       Phone: (212) 474-1767
                       Fax: (212) 765-0978

                  (ii) if to PRIMEDIA, to it at:

                       PRIMEDIA Inc.
                       745 Fifth Avenue
                       New York, NY 10151
                       Attention:  Mark Colodny
                       Phone:  (212) 745-0100
                       Fax:    (212) 745-0645

                       with a copy to:

                       PRIMEDIA Inc.
                       745 Fifth Avenue
                       New York, NY 10151
                       Attention:  Ann M. Riposanu, Esq.
                       Phone: (212) 745-0100
                       Fax: (212) 745-0131

or, in each case, at such other address as may be specified by notice to the other parties hereto. Any party may give any notice or other communication in connection herewith using any other means (including personal delivery, messenger service, telecopy, or ordinary mail), but no such


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notice or other communication shall be deemed to have been duly given unless and until it is actually received by the individual for whom it is intended.

                 SECTION 7.02. HEADINGS. The headings contained in this Services Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Services Agreement.

                 SECTION 7.03. ENTIRE AGREEMENT. This Services Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                 SECTION 7.04. COUNTERPARTS. This Services Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                 SECTION 7.05. GOVERNING LAW. This Services Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York.

                 SECTION 7.06. BINDING EFFECT. This Services Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                 SECTION 7.07. ASSIGNMENT. This Services Agreement shall not be assignable by any party without the prior written consent of the other parties; PROVIDED that (a) WRC may assign this Services Agreement to any Company, (b) Purchaser may assign its and WRC's rights hereunder by way of security and such secured party may assign such rights by way of exercise of remedies and (c) PRIMEDIA may delegate performance of all or any part of its obligations under this Services Agreement to (i) any subsidiary of PRIMEDIA or (ii) third parties to the extent such third parties are routinely used to provide such Services to other PRIMEDIA businesses; PROVIDED FURTHER that, in each case, no such delegation or assignment shall in any way affect any party's obligations under this Services Agreement. Any purported assignment in violation of this Section
7.07 shall be void.

                 SECTION 7.08. THIRD PARTY BENEFICIARIES. Nothing in this Services Agreement shall confer any rights upon any person or entity other that the parties and each such party's respective successors and permitted assigns.


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                 SECTION 7.09. AMENDMENT; WAIVERS, ETC. No amendment,
modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

                 SECTION 7.10 CONFIDENTIALITY; SECURITY; TITLE TO DATA. (a) Each of the parties agrees that any confidential information of the other party received in the course of performance under this Agreement shall be kept strictly confidential by the parties, except that PRIMEDIA may disclose such information for the purpose of providing Services pursuant to this Services Agreement to any subsidiary of PRIMEDIA or to third parties that provide such Services; PROVIDED that any such subsidiary or third party shall have agreed to be bound by this Section 7.10. Upon the termination of this Services Agreement, each party shall return to the other party all of such other party's confidential information to the extent that such information has not been previously returned pursuant to Section 3.01(b) of this Services Agreement.

                 (b) PRIMEDIA agrees that all records, data, files, input materials and other information received or computed for the benefit of the Companies and which relate to the conduct of the Companies' businesses are the property of the Companies.

                 IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the date first written above.


                                              PRIMEDIA INC.,

                                              by /s/ Beverly C Chell
                                                ------------------------------
                                                Name: Beverly C Chell
                                                Title: Vice Chairman


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                                              WRC MEDIA INC.,

                                              by
                                                ------------------------------
                                                Name: Charles Laurey
                                                Title: Secretary


                                              WEEKLY READER CORPORATION,

                                              by /s/ Beverly C Chell
                                                ------------------------------
                                                Name: Beverly C Chell
                                                Title: Vice Chairman


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                                                                      Schedule A

                               SERVICES AND TERMS

EMPLOYEE BENEFITS

                 During the period commencing as of the Closing and terminating on the earlier of December 31, 1999 or such date as Purchaser shall designate in writing to PRIMEDIA (provided that PRIMEDIA receives at least 10-days' notice of such designation and that the date so designated is the end of a calendar month), PRIMEDIA will continue to (i) make available to all employees (and their eligible dependents) of the Companies who are participating in the relevant plan on the Closing Date, participation in each of those employee benefit plans listed in Schedule 3.15 of the Purchase Agreement which are designated as sponsored by PRIMEDIA which Purchaser may request of PRIMEDIA in writing no later than 10 days prior to the Closing and (ii) provide administrative services in respect of those employee benefit plans listed in Schedule 3.15 which are maintained exclusively by the Companies for their respective employees which Purchaser may request of PRIMEDIA in writing no later than 10 days prior to the Closing. Purchaser will promptly reimburse PRIMEDIA, upon receipt by Purchaser of a written invoice from PRIMEDIA detailing the component costs and expenses, for all reasonable administrative costs and expenses directly related to the services provided by PRIMEDIA in respect of the Companies' employees including, as applicable, for all contributions made by PRIMEDIA, including both the employer and employee portions, all claims paid under self-insured welfare plans and all employer and employee (to the extent not received by PRIMEDIA from employee payroll withholding) premiums paid to insurance carriers. PRIMEDIA's obligations to provide administrative services in respect of any particular plan will be on substantially the same basis that it currently provides services in respect of such plan. Administrative services will include, but not be limited to, all administrative and management services provided by PRIMEDIA as of the date hereof with respect to each applicable employee benefit plan, including all administrative and management services (including recordkeeping, the provision of informational documentation to employees and human resources personnel and other services typically necessary for these types of benefit programs, consistent with past practice). PRIMEDIA's obligation to continue to make available any welfare plan under clause (i) of the first sentence of this paragraph shall be subject to any required consent of the applicable insurance carrier (if any) and the parties agree to cooperate to obtain such consent.


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OFFICE SPACE-GROUP STAFF

PRIMEDIA will continue to make available office space currently occupied by the Companies' staff ([LeBrasseur,] Jackson, Schwartz, Slivken) and services related thereto (including security, cleaning, access to telephones, fax and copy machines, mail and delivery services, and other services consistent with those provided prior to the Closing) at a monthly rental of $8,500 [12,000 if LeBrasseur included] plus the incremental direct costs of telephone calls, telecopies, and any postage, overnight delivery or other courier charges.


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                                                                      Schedule B


                           COMPANY SERVICES AND TERMS

SERVICE REQUIREMENTS AND WRC ON BEHALF OF FILMS FOR THE HUMANITIES ("FFH")

WRC shall:

1. provide day to day maintenance of Computron Financial software and hardware systems ("Computron") and related databases (including emergency services, trouble shooting, upgrades, reports and uploads), consistent with current practice;

2. provide continued T-1 access from WRC to FFH, consistent with current practice;

3. perform uploads of data from Excel spreadsheets into Computron, consistent with current practice; and

4. assist FFH/FFH consultants in extraction/conversion of FFH data from Computron for purposes of transitioning to the FFH financial package and provide required access to WRC personnel, premises & systems for such extraction.